Exhibit (j) under N-1A

                                                   Exhibit 23 under 601/Reg SK

INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of REGIONS FUND:

     We consent to the incorporation by reference in Post-Effective Amendment No. 16 to Registration Statement (No. 33-44737) of Regions funds (formerly, First Priority Funds) (comprised of the following portfolios: Regions Treasury Money Market Fund, Regions Limited Maturity Government Fund, Regions Fixed Income Fund, Regions Balanced Fund, Regions Value Fund, and Regions Growth Fund) of our report dated January 14, 1999 appearing in the Prospectus, which are part of such Registration Statement, and to the reference to us under the heading "Financial Highlights" in such Prospectus.

By:  /s/DELOITTE & TOUCHE LLP
     Deloitte & Touche LLP

Pittsburgh, Pennsylvania
January 27, 1999